Exhibit 99.2

FOR IMMEDIATE RELEASE

3M Affirms Long-Term Sales and Earnings Growth Objectives, Addresses 2014 Outlook

Board Approves 35 Percent Increase in First-Quarter 2014 Dividend

ST. PAUL, Minn. - Dec. 17, 2013 - At a meeting with institutional investors and analysts today, 3M will provide an update to its five-year plan and introduce its 2014 outlook.

3M Chairman, President and CEO Inge G. Thulin will discuss the strength of 3M’s business model, driven by three key strategic levers: active portfolio management, investing in innovation, and business transformation. These levers, combined with more aggressive capital deployment, will drive enhanced value creation.

Thulin will outline 3M’s 2013-17 financial objectives:

•                  9 to 11 percent growth in earnings per share

•                  4 to 6 percent organic revenue growth

•                  Approximately 20 percent return on invested capital

•                  Approximately 100 percent free cash flow conversion

Senior Vice President and Chief Financial Officer David Meline will describe how 3M is managing toward an enhanced capital structure strategy and increased capital deployment. 3M expects to further leverage its balance sheet to both grow the company and to increase returns to shareholders.

The company will continue to invest in capital expenditures and research and development to support organic growth, which remains paramount to the 3M model. To augment organic growth, 3M plans to invest between $5 billion and $10 billion for acquisitions through 2017. Acquisition investments could exceed this range given the right strategic opportunity, with multi-billion dollar transactions possible.

3M also announced that its board of directors has declared a dividend increase of 35 percent for the first quarter of 2014. Next year marks 56 consecutive years of annual increases, and 3M has paid dividends without interruption for 97 years. In addition, the company expects to spend $17 billion to $22 billion on gross share repurchases for 2013-17 versus a previously expected range of $7.5 billion to $15 billion.

“The strength and diversity of our business model supports more aggressive capital deployment and reflects our confidence in 3M’s future,” Thulin said. “We are building the company for long-term success and are committed to creating sustainable value for our shareholders.”

For 2014, 3M anticipates earnings to be in the range of $7.30 to $7.55 per share with organic local currency sales growth of 3 to 6 percent. The company expects that free cash flow conversion will be in the range of 90 to 100 percent.

As previously announced on December 11, 2013, today’s meeting will be webcast live beginning at 1 p.m. EST and is scheduled to adjourn at 5 p.m. EST. Investors can access this meeting via the following:

•               Live webcast at http://investor.3M.com.

•               Webcast replay: Go to 3M’s Investor Relations website at http://investor.3M.com and click on “3M 2014 Outlook Meeting.”

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products. Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better. 3M is the innovation company that never stops inventing. With $30 billion in sales, 3M employs 88,000 people worldwide and has operations in more than 70 countries. For more information, visit www.3M.com or follow @3MNews on Twitter.

Media Contact:
Jacqueline Berry, 651-733-3611
or
Investor Contacts:
Matt Ginter, 651-733-8206
or
Bruce Jermeland, 651-733-1807